Exhibit 99.1

FOR IMMEDIATE RELEASE:
----------------------

ZYNEX RECEIVES INCREASE IN CREDIT FACILITY TO FINANCE GROWTH LITTLETON, Colo., March 17, 2006 - Zynex Medical Holdings, Inc. (OTCBB: ZYNX), a provider of pain management systems and electrotherapy products for medical patients with functional disability, today announced that Silicon Valley Bank, the primary operating subsidiary of SVB Financial Group (NASDAQ: SIVB), has increased the Company's credit facility by $240,000 to $600,000. The Company will use the additional funds for working capital. "The availability of an additional $240,000 in funding will enable Zynex to further ramp up our sales, marketing and support efforts in Europe and domestically for our NeuroMove(TM) Stroke Recovery System and related products," stated Zynex President and Chief Executive Officer Thomas Sandgaard.

The NeuroMove(TM) system increases the functionality of many stroke victims by teaching the healthy parts of the brain to compensate for damaged areas. The NeuroMove(TM), which is significantly more sensitive than most diagnostic equipment, monitors muscle activity and selects signals from the brain indicating that the patient is attempting to move a certain muscle. It then introduces the actual movement through electrical stimulation. Eventually the connection between the brain and muscle can often be reestablished. The NeuroMove(TM) (www.neuromove.com) also can be used to treat spinal cord injuries.

About Zynex

Zynex Medical Holdings, Inc., (www.zynexmed.com), a leading provider of therapeutic devices for patients with functional disability through the creation, distribution, and marketing of electrotherapy devices since 1996, strives to uphold its mission to improve the quality of life of patients suffering from debilitating pain or illness by providing innovative technology. Utilizing a unique combination of electromyographic (EMG) technology combined with a system of instruction and reinforcement, including electrical muscle stimulation (EMS), Zynex offers new treatment options to post-stroke and spinal injury patients.

About Silicon Valley Bank

Silicon Valley Bank provides diversified financial services to emerging growth and mature companies in the technology, life science, private equity and premium wine industries. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients' success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves more than 10,000 clients around the world through 27 domestic offices and two international subsidiaries in the U.K. and India, and an extensive network of relationships with venture capitalists around the world. More information on the company can be found at www.svb.com. Thomas Sandgaard President and Chief Executive Officer 303-703-4906 or Ron Stabiner The Wall Street Group, Inc. 212-888-4848 2

Safe Harbor Provision

Certain statements in this release are "forward-looking" and as such are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the Company's ability to meet terms and conditions required to obtain project financing, risks and delays associated with product development, risk of market acceptance of new products, technology or product obsolescence, competitive risks, reliance on development partners and additional capital needs.


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